TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made on January 2, 2022 by and between Stephen S. Tang, Ph.D. (“Executive”) and OraSure Technologies, Inc. (collectively, with its predecessors, successors, affiliates and subsidiaries, the “Company”) (jointly referred to as the “Parties” and singularly as a “Party”):

RECITALS

WHEREAS, Executive is presently employed by the Company as its President and Chief Executive Officer, and also serves as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, Executive and the Company are currently parties to an Employment Agreement, dated as of January 3, 2018 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company will soon cease; and

WHEREAS, Executive and the Company have entered into this Agreement to set forth the terms and conditions of Executive’s remaining period of employment and Executive’s entitlements in connection with the cessation of his employment.

NOW THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the Parties hereby agree as follows:

1.
Transition Period; Cessation of Employment.
(a)
The Company agrees to employee Executive, and Executive agrees to remain in employment with the Company, until the earliest of (a) March 31, 2022, (b) the date of his death or Disability (as such term is defined in the Employment Agreement), or (c) the date his employment is terminated by the Company with Cause (as such term is defined in the Employment Agreement)(such earliest date, the “Termination Date”).
(b)
During the period between the date hereof and the Termination Date (the “Transition Period”), the Company may remove Executive from the positions of President and Chief Executive Officer at any time. In that case, Executive’s title will become Senior Advisor and he will perform such executive level duties as the Company may reasonably request. In either case, through the Termination Date, Executive agrees to devote his reasonable best efforts and full business time to the performance of duties for the Company (including making good faith efforts to prepare the Company for an orderly transition of his duties to other Company personnel).
(c)
Executive hereby resigns all offices, titles and positions with the Company (including his position as a member of the Board) and its affiliates as of the Termination Date and agrees to execute such further documents as the Company may reasonably request to confirm such resignation. Executive further agrees that no compensation or other amounts is payable in connection with the cessation of his employment and service, except as expressly provided in this

#122485975 v8

Agreement. Finally, Executive agrees that this Agreement supersedes the Employment Agreement, other than Sections 3.5, 3.6, 6.7.3, and 7 through 12 thereof.
2.
Compensation During the Transition Period.
(a)
Base Salary. No change will be made to Executive’s rate of base salary during the Transition Period.
(b)
2021 Annual Bonus. Provided that Executive complies with this Agreement and is not terminated by the Company with Cause prior to the date that 2021 annual bonuses are paid to executive officers generally, Executive will receive a 2021 annual bonus of $341,000. Such bonus will be paid, subject to applicable taxes and withholdings, at the same time the Company pays bonuses to other executive officers under the Company’s 2021 Incentive Plan (but not later than March 15, 2022).
(c)
2022 LTIP Award. Provided that Executive complies with this Agreement and is not terminated by the Company with Cause prior to the date that 2022 equity awards are made to the Company’s executive officers generally, Executive shall receive a 2022 equity award with an aggregate grant date fair value equal to $834,909 (the “2022 LTIP Award”), which award (i) will consist entirely of time-vested restricted stock (“Restricted Stock”) and (ii) will be granted at the same time as the 2022 equity awards are made to the Company’s executive officers generally, but in no event later than by March 15, 2022. The vesting of the 2022 LTIP Award will be as set forth in Section 5 below.
3.
Compensation Upon Cessation. Provided that Executive complies with this Agreement until the Termination Date and is not terminated by the Company for Cause, and subject to Executive timely executing the General Release attached as Exhibit A hereto in accordance with Section 10 of this Agreement and such General Release becoming effective on the eighth day after the Termination Date without Executive exercising his right to revoke such General Release, Executive shall be entitled to the items of compensation set forth in Sections 4 through 7 of this Agreement. Executive and the Company acknowledge and agree that Executive would not be entitled to all of such items of compensation had he not executed this Agreement and the General Release.
4.
Cash Severance. Subject to the requirements of Section 3, Executive will receive a lump sum payment equal to $1,569,614, less applicable taxes and withholdings (the “Severance Payment”), payable on the the first regularly scheduled payroll date that occurs at least 15 days after the Termination Date. The Severance Payment is equal to 18 months’ of Executive’s base salary, plus an amount equal to Executive’s target annual bonus.
5.
Treatment of Equity Awards. Subject to the requirements of Section 3, (i) 50% of any outstanding and otherwise unvested Restricted Stock held by Executive as of the Termination Date (or 100%, in the case of the 2022 LTIP Award) will vest on the eighth day following the Termination Date, (ii) 50% of performance-vested restricted stock units (“PVRUs”) subject performance periods that ended on or prior to December 31, 2021 but that remain outstanding and subject to time-vesting requirements as of the Termination Date will vest (taking into account adjustments for actual performance) on the eighth date following the Termination Date; and (iii)

#122485975 v8

50% of outstanding PVRUs subject to a performance period scheduled to end after December 31, 2021 will vest at the target (i.e., 100%) level on the eighth day following the Termination Date. The remaining equity awards held by Executive (or, if the requirements of Section 3 are not satisfied, all equity awards held by Executive) as of the Termination Date will be forfeited as of the Termination Date. This paragraph supersedes all other agreements or plan provisions relating to the accelerated vesting of equity awards.
6.
Pro-Rata 2022 Bonus. Subject to the requirements of Section 3, Executive shall receive a pro-rated 2022 annual bonus payment equal (a) to 85% of his base salary, multiplied by (b) 25% (i.e., the portion of 2022 expected to transpire prior to the Termination Date). This amount ($141,933), less applicable taxes and withholdings, will be paid on the the first regularly scheduled payroll date that occurs at least 15 days after the Termination Date.
7.
Health Care Continuation. Subject to the requirements of Section 3, and to the extent available under the terms of the Company’s group health insurance contracts, the Executive may continue his coverage under the Company’s group health plan until he becomes eligible for Medicare. For the first 18 months of such coverage (or if less, until Executive becomes eligible for other group insurance), the Company will pay a portion of cost of such coverage equal to the monthly amount charged to active employees of the Company for the same coverage and Executive will pay the remaining cost. Thereafter, until Executive’s Medicare eligibility, Executive will be responsible for the full actual cost of such coverage. The continuation coverage described in this paragraph will be in lieu of, not in addition to, any continuation coverage required under COBRA or any similar state law.
8.
Confidential Information; Non-Competition.
(a)
Executive shall maintain the confidentiality of all of the Company’s confidential and proprietary information according to the terms of his Confidentiality Agreement dated January 3, 2018 (“Confidentiality Agreement”), which is incorporated herein by reference. Executive shall also return to the Company all of the Company’s equipment and property, including all confidential and proprietary information, and all documents and information that Executive obtained in connection with his employment with the Company, on or before the Termination Date.
(b)
The Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees, contractors, and consultants for limited disclosures of trade secrets. Specifically, employees, contractors, and consultants of the Company may disclose trade secrets: (i) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (ii) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants of the Company who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

#122485975 v8

(c)
For avoidance of doubt, Executive agrees and acknowledges that Section 9 of his Employment Agreement (regarding non-competition) will survive the cessation of his employment with the Company and hereby affirms his obligations thereunder.
9.
Payment of Accrued Salary. The Company shall pay Executive any earned but unpaid salary as of the Termination Date on the first regularly schedule payroll date of the Company following the Termination Date.
10.
Release of Claims. On the Termination Date, Executive agrees to execute the General Release attached hereto as Exhibit A and to deliver a copy thereof to the Company’s General Counsel. Executive acknowledges that his agreement to execute the General Release is a material inducement for the Company to enter into this Agreement. Executive further acknowledges and agrees that the payments, rights and benefits described in Sections 4 through 7 of this Agreement are contingent upon Executive (or Executive’s estate, if the Termination Date occurs due to Executive’s death) signing, delivering to the Company on the Termination Date and not revoking or rescinding the General Release.
11.
No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees (as defined in the General Release). Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
12.
Cooperation. Executive agrees that both before and after the Termination Date and subject to reimbursement of his reasonable out-of-pocket expenses and payment for his time spent performing such cooperation activities at the rate of $500 per hour, he will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) relating to his tenure with the Company. Executive shall render such cooperation in a timely manner on reasonable notice upon request of the Board, so long as, following the Termination Date, the Company exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.
13.
Third Party Claims.
(a)
Except as otherwise prohibited by law, Executive agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, wherever possible, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.
(b)
Notwithstanding the foregoing, nothing in this Agreement or otherwise will prohibit Executive from reporting possible violations of federal law or regulation to any

#122485975 v8

governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulations (it being understood that Executive does not need the prior authorization of Company to make any such reports or disclosures or to notify Company that Executive has made such reports or disclosures).
14.
Non-Disparagement. At no time before, on or after the Termination Date neither Executive nor the Company shall publish or otherwise transmit any disparaging, derogatory or defamatory remarks, comments or statements, whether written or oral, regarding the the other party, its or his affiliates or respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (a) damage the reputation of the other party or its or his affiliates, or (b) interfere with the contracts or business relationships of the other party or its or his affiliates. For purposes of the preceding sentence, the Company will be deemed to act only through its officers, directors and authorized spokespersons. This paragraph shall not restrict or prevent either party from making disclosures required by law or providing truthful testimony in response to a subpoena or in defense of any claim.
15.
Attorneys’ Fees and Costs. Except as otherwise provided herein, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees incurred in connection with such an action.
16.
Arbitration. The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement or the attached General Release shall be subject to binding arbitration in Philadelphia, Pennsylvania before the American Arbitration Association under its Employment Arbitration Rules. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute or other cause of action under with the claim arises. The Parties agree that the prevailing Party in any arbitration shall be awarded its reasonable attorneys’ fees and costs to the extent permissible under the Employment Arbitration Rules. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.
17.
Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
18.
Severability; Substitution. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

#122485975 v8

19.
Entire Agreement. This Agreement, the portions of the Employment Agreement expressly referenced herein, the Confidentiality Agreement, and (subject to Section 5 hereof) the award agreements evidencing outstanding equity awards represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.
20.
No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.
21.
Section 409A. All compensation provided to Executive is intended to be exempt from, or to comply with, Code Section 409A and should be interpretted accordingly. Nonetheless, the Company makes no guaranty regarding the tax treatment of any compensation paid or payable to Executive and will have no liability to Executive if compensation paid or payable to him does not receive the intended tax treatment.
22.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice of law provisions.
23.
Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
24.
Headings Irrelevant. The headings in this Agreement are intended as a convenience to the reader and are not intended to convey any legal meaning.
25.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

#122485975 v8

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

ORASURE TECHNOLOGIES, INC. By: /s/ Michael Celano Name: Michael Celano Title: Board Chairman EXECUTIVE /s/ Stephen S. Tang, Ph.D. Stephen S. Tang, Ph.D

#122485975 v8

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is entered into on [March 31, 2022] by and between Stephen S. Tang, Ph.D. (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, Executives, attorneys and agents, whether present or former (collectively the “Company”);

WHEREAS, Executive’s employment with the Company in all capacities has ceased; and

WHEREAS, in connection with such cessation of employment, Executive is entitled to receive certain compensation under a Transition Agreement dated January 2, 2022 by and between Executive and the Company (the “Transition Agreement”);

WHEREAS, Executive has agreed to execute this Release Agreement as consideration for such compensation; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Transition Agreement.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1.
Consideration. In consideration for Executive’s receipt of compensation as provided in the Transition Agreement, Executive is willing to enter into this Agreement and provide the release set forth herein. Executive acknowledges and agrees that (a) other than the payments and rights described in Sections 4 through 7 and 9 of the Transition Agreement, he has no entitlement under any other separation, severance or similar arrangement maintained by the Company, and (b) except as otherwise provided specifically in this Agreement, the Releasees (as defined below) do not and will not have any other liability or obligation to him.
2.
Executive’s Release. Executive, on behalf of Executive, Executive’s heirs, executors, successors, assigns and representatives, hereby unconditionally and irrevocably releases, settles and forever discharges the Company, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and all of their directors, officers, executives, attorneys and agents, whether present or former, and benefit plans (and the administrators, fiduciaries and agents of such plans) (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “Claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Except as otherwise expressly provided in this Agreement, the Claims released by Executive specifically includes, but is not limited to:

#122485975 v8

(a)
any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses;
(b)
any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
(c)
any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;
(d)
any and all claims under any federal, state or local statute or law;
(e)
any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);
(f)
any and all claims for attorneys’ fees and costs; and
(g)
any and all other claims for damages of any kind.

It is the intention of Executive and Company that the language relating to the description of released claims in this Section shall be accorded the broadest possible interpretation. Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement or Sections 4 through 7 and 9 of the Transition Agreement; (ii) any accrued or vested benefit of Executive pursuant to any employee benefit plan of the Company, including any benefit not yet due and payable; (iii) any obligation of the Company under existing stock options, restricted stock or other stock awards (subject to Section 5 of the Transition Agreement); or (iv) any right to indemnification under the By-Laws or Certificate of Incorporation of the Company or any subsidiary, Sections 7 and 8 of the Employment Agreement or any insurance policy maintained by the Company or any subsidiary or other entity.

3.
Acknowledgment. Executive understands that his release extends to all of the aforementioned Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Executive further understands and acknowledges the significance and consequence

#122485975 v8

of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.
4.
Remedies. All remedies at law or in equity shall be available to the Company for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Company in violation of this Agreement.
5.
Promise Not To Sue.
(a)
Executive agrees and covenants not to file, initiate, or join any lawsuit (individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by this Agreement. If Executive does so, and the action is found to be barred in whole or in part by this Agreement, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims that are found to be barred by this Agreement. While this Agreement will serve to release any ADEA claims, the attorneys’ fees/cost shifting provision set forth in this paragraph will not apply to any claims challenging the validity of the release contained in this Agreement under the ADEA.
(b)
Notwithstanding any of the foregoing to the contrary, nothing in this Agreement or otherwise shall prohibit Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulations (it being understood that Executive does not need the prior authorization of Company to make any such reports or disclosures or to notify Company that Executive has made such reports or disclosures), or (b) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (a) above, Executive will give Company prompt written notice thereof prior to such disclosure so that Company may seek appropriate protection for such information).
6.
No Admissions. Neither the execution of this Agreement by the either party, nor the terms hereof, constitute or should be construed to constitute any admission or evidence of any wrongdoing, liability or violation of any federal, state or local law or the common law on the part of the other party.
7.
Benefit of Agreement. This Agreement will inure to the benefit of, and be binding on, the parties’ respective heirs, executors, administrators, successors and assigns.
8.
Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or

#122485975 v8

provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
9.
Advice of Counsel; Revocation Period. Executive is hereby advised to seek the advice of counsel. Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement. Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke acceptance of this Agreement, with the Agreement not becoming effective until the revocation period has expired. If Executive chooses to revoke his acceptance of this Agreement, he should provide written notice to:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

10.
Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by the parties hereto.
11.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.
12.
Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

{Signature Page Follows}

#122485975 v8

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have each caused the execution of this Agreement on the day and year first above written.

OraSure Technologies, Inc.
By: _________________________________
Name: _______________________________
Title: ________________________________
_____________________________________
Stephen S. Tang, Ph.D.

#122485975 v8